Exhibit 99.1

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FOR MORE INFORMATION, CONTACT:

Barbara Ciesemier                            Greg Schenkel
CNO Financial Group, Inc.                         Pacers Sports & Entertainment
312-396-7461                            317-917-2780
barbara.ciesemier@cnoinc.com                    gschenkel@pacers.com

Conseco Fieldhouse Renamed Bankers Life Fieldhouse

CARMEL, IN and INDIANAPOLIS -- December 22, 2011 -- CNO Financial Group, Inc. and Pacers Sports & Entertainment today jointly announced that Conseco Fieldhouse will now be Bankers Life Fieldhouse. In addition to being home to the Indiana Pacers and Indiana Fever, the Fieldhouse is host to more than 500 events annually, including over 200 major events, concerts and many other world-class entertainment events, attracting nearly two million guests a year.

CNO Financial Group, formerly Conseco, is in the 13th year of a 20-year naming rights partnership for the Fieldhouse. Bankers Life and Casualty Company (Bankers Life) is CNO's largest subsidiary, providing health and life insurance products to the pre- and post-retirement market across the U.S.

“We are very excited to announce the renamed Bankers Life Fieldhouse,” said Ed Bonach, CEO of CNO Financial Group. “Bankers Life is CNO's most significant consumer-facing brand, a long-established company and national market leader, with more than 5,600 agents and field employees serving over 1.3 million policyholders. It was ultimately the appropriate choice to represent CNO's values, brand promise and commitment to community on the highly-regarded Fieldhouse.”

The renaming presents a strong branding opportunity for Bankers Life, considering the national reach of the Indiana Pacers, Indiana Fever, and other events, along with the recognizable stature of the Fieldhouse in downtown Indianapolis. Opened in November, 1999, Bankers Life Fieldhouse is continually recognized as one of the premier facilities in the country.

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“Since the inception of this building, we have enjoyed an outstanding relationship with our partner, CNO Financial Group,” stated Jim Morris, president of Pacers Sports & Entertainment. “We are excited with this change and look forward to continued success for Bankers Life Fieldhouse and Pacers Sports & Entertainment for many, many years.”

Branding of the Fieldhouse along with all appropriate signage changes has begun, with completion expected in early 2012.

About CNO
CNO is a holding company based in Carmel, Indiana. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

About Pacers Sports & Entertainment
Pacers Sports & Entertainment (PS&E) is the corporate identity exemplified by Indiana Pacers, Indiana Fever, Bankers Life Fieldhouse and Pacers Foundation, Inc. Its team of inspired and dedicated employees promises to deliver quality entertainment and unparalleled service.

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